Exhibit h.(i).a

AMENDMENT NUMBER 1 TO

TRANSFER AGENCY AND SERVICE AGREEMENT

Effective Date: October 21, 2016

Pursuant to the Transfer Agency and Service Agreement by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., and Hartford Administrative Services Company dated as of December 1, 2014, Exhibit A attached hereto is hereby amended.

THE HARTFORD MUTUAL FUNDS, INC.
THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/ Laura S. Quade
Laura S. Quade
Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

By:	/s/ Gregory A Frost
Gregory A. Frost
Chief Financial Officer

TA FEE SCHEDULE

Effective Date: October 21, 2016

Class A, B, C and I Shares:

$22.50 per Check & App Shareholder Participant* Account

$21.50 per Omnibus Shareholder Participant* Account

$13.50 per Network Shareholder Participant* Account

$15.00 per Third Party Administrator Shareholder Participant* Account

Class R3, R4, R5, R6 and SDR Shares:

$15.00 per Third Party Administrator Shareholder Account**

Class Y Shares:

0.05% of assets in each Portfolio; provided however, that the annual aggregate TA Fee paid by the Funds for Class Y Shares shall not exceed $150,000 for all Funds. The $150,000 cap does not apply to any Hartford Schroders Fund.

*As defined in the Agreement

** On the Plan or account level

Out of pocket expenses pursuant to Section 2.2 and 2.3 of the Agreement do not include postage, solicitation, tabulation and printing expenses related to proxy solicitations, unless otherwise agreed to by the Funds and HASCO.